Exhibit 11.1


          Bell & Howell Operating Company and Subsidiaries
              Computation of Earnings per Common Share
            (Dollars in thousands, except per share data)
                             (Unaudited)

                                                            Thirteen Weeks
                                                                Ended
                                                       ----------------------
                                                       March 30,     March 29,
                                                         1996          1997
                                                       ---------     ---------
     Net earnings:

     Earnings before extraordinary item                 $ 8,136       $ 7,937

     Extraordinary loss                                      --           (30)
                                                         ------        ------
     Net earnings                                         8,136         7,907

     Dividends on preferred stock                         6,439         5,889
                                                         ------        ------
     Net earnings applicable to
      common stock                                      $ 1,697       $ 2,018
                                                         ======        ======


     Average number of common shares outstanding          2,955         2,955


     Net earnings per common share:

      Earnings before extraordinary item                $   574       $   693
      Extraordinary loss                                     --           (10)
                                                         ------        ------
      Net earnings per common share                     $   574       $   683
                                                         ======        ======